UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDERTHE SECURITIES ACT OF 1933

Silicom Ltd.
(Exact Name of Registrant as Specified in Its Charter)

Israel
(State or Other Jurisdiction of Incorporation or Organization)

Not Applicable
(I.R.S. Employer Identification No.)

8 Hanagar St., P.O.Box 2164
Kfar-Sava 44425, Israel.
(Address of Principal Executive Offices)

Share Option Plan (2004)
(Full Title of Plans)

Silicom Connectivity Solutions, Inc.
6 Forest Avenue Paramus
New Jersey, USA, 07652
Tel: 201-843-1175
Facsimile: 201-843-1457
(Name, address and telephone number of agent for service)

Copies of all Correspondence to:

DAVID H. SCHAPIRO, ESQ.
Yigal Arnon & Co.
1 Azrieli Center
Tel Aviv, 67021 Israel
Tel: 972-3-608-7856

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b−2 of the Exchange Act (Check one):

Large Accelerated Filer ☐	Accelerated Filer ☒
Non-Accelerated Filer ☐	Smaller Reporting Company ☐
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)		Proposed Maximum Offering Price Per Share		Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Ordinary Shares, par value NIS 0.01 per share	260,000	(3)	$17.56	(2)	$4,565,600	$622.75
Ordinary Shares, par value NIS 0.01 per share	240,000	(5)(4)	$15.28	(6)	$3,667,200	$500.21
TOTAL:	500,000					$1,122.96

(1)
This registration statement shall also cover any additional Ordinary Shares which may become issuable under the Share Option Plan (2004), as amended, by reason of any share dividend, share split, recapitalization, or other similar transaction effected without the receipt of consideration which results in an increase in the number of outstanding Ordinary Shares of the Registrant.

(2)
The proposed maximum offering price per share as to shares authorized for issuance pursuant to future awards solely for the purpose of calculating the registration fee, pursuant to Rule 457(h)(1) and Rule 457(c) of the Securities Act of 1933, as amended (the “Securities Act”), based on the average of the high and low prices for the Registrant’s Ordinary Shares on the Nasdaq Capital Market on November 29, 2012.

(3)	Represents Ordinary Shares that may be issued pursuant to future awards under the Share Option Plan (2004), as amended.

(4)
To the extent outstanding options terminate, expire or otherwise cease to exist without having been exercised, the Ordinary Shares issuable upon exercise of such options  will become available for future issuance.

(5)	Represents Ordinary Shares underlying options previously granted under the Share Option Plan (2004), as amended.

(6)
The proposed maximum offering price per share has been estimated, solely for the purpose of calculating the registration fee pursuant to Rule 457(h) of the Securities Act, based on the exercise price of the 240,000 Ordinary Shares underlying options granted under the Share Option Plan (2004), as amended.

EXPLANATORY NOTE

The Registrant previously filed a registration statement on Form S−8 (File No. 333-149144) relating to 582,750 Ordinary Shares authorized for issuance under the Share Option Plan (2004), (the “Prior Registration Statement”). Silicom Ltd. (the “Registrant”) has prepared this Registration Statement in accordance with the requirements of Form S−8 under the Securities Act of 1933, as amended (the “Securities Act”), to increase by 500,000 the number of Ordinary Shares of the Registrant, registered under the Registrant’s Share Option Plan (2004), as amended. Following the registration of these additional Ordinary Shares, the Registrant will have registered an aggregate of 1,082,750 Ordinary Shares pursuant to the Share Option Plan (2004).

Pursuant to General Instruction E to Form S−8, the contents of the Prior Registration Statement are incorporated by reference herein except as otherwise updated or modified by this filing.

THE COMPANY HAS RECEIVED FROM THE SECURITIES AUTHORITY OF THE STATE OF ISRAEL AN EXEMPTION PURSUANT TO THE PREVAILING LAWS OF THE STATE OF ISRAEL, WITH RESPECT TO THE OFFERING OF SECURITIES DESCRIBED IN THIS PROSPECTUS. IN ACCORDANCE WITH THE TERMS OF SUCH EXEMPTION, THE COMPANY WILL PROVIDE WITHOUT CHARGE TO EACH PERSON IN ISRAEL TO WHOM A COPY OF THIS REGISTRATION STATEMENT IS DELIVERED, UPON THE ORAL OR WRITTEN REQUEST OF SUCH PERSON, A HEBREW TRANSLATION OF FORM S-8 AND OF THE SHARE OPTION PLAN (2004).  NOTHING IN SUCH EXEMPTION SHALL BE CONSTRUED AS AUTHENTICATING THE MATTERS CONTAINED IN THIS PROSPECTUS OR AS AN APPROVAL OF THEIR RELIABILITY OR ADEQUACY OR AS AN EXPRESSION OF OPINION AS TO THE QUALITY OF THE SECURITIES OFFERED HEREBY.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

As permitted by the rules of the Securities and Exchange Commission, this Registration Statement omits the information specified in Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Certain Documents by Reference

The following documents filed with the Securities and Exchange Commission (the “Commission”) by the Registrant, Silicom Ltd., a company organized under the laws of the State of Israel (the “Company”), pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated by reference in this registration statement:

•	Annual Report on Form 20-F for the year ended December 31, 2011 (filed on March, 2012).

•	Report on Form 6-K (filed on April 11, 2012).

•	Report on Form 6-K (filed on April 23, 2012).

•	Report on Form 6-K (filed on June 12, 2012).

•	Report on Form 6-K (filed on July 23, 2012).

•	Reports on Form 6-K (filed on August 9, 2012).

•	Report on Form 6-K (filed on September 13, 2012).

•	Report on Form 6-K (filed on October 22, 2012).

•
The description of the Registrant’s Ordinary Shares contained in the Registrant’s Registration Statement on Form F-1, File No. 33-73662 (filed on December 30, 1993), as amended, including any amendment or report filed for the purpose of updating such description.

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all shares offered hereby have been sold or which deregisters all then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4.  Description of Securities.

Not Applicable.

Item 5.  Interests of Named Experts and Counsel.

Not Applicable.

Item 6.  Indemnification of Directors and Officers.

The Israeli Companies Law-1999, or the Companies Law, provides that a company may include in its articles of association provisions allowing it to:

1.
partially or fully, exempt in advance, an office holder of the company from his responsibility for damages caused by the breach of his duty of care to the company, except for damages caused to the company due to any breach of such office holder’s duty of care towards the company in a “distribution” (as defined in the Companies Law).

2.
enter into a contract to insure the liability of an office holder of the company by reason of acts or omissions committed in his capacity as an office holder of the company with respect to the following:

(a)	the breach of his duty of care to the company or any other person;

(b)
the breach of his fiduciary duty to the company to the extent he acted in good faith and had a reasonable basis to believe that the act or omission would not prejudice the interests of the company; and

(c)	monetary liabilities or obligations which may be imposed upon him in favor of other persons.

3.	indemnify an office holder of the company for:

(a)
monetary liabilities or obligations imposed upon, or actually incurred by, such officer holder in favor of other persons pursuant to a court judgment, including a compromise judgment or an arbitrator’s decision approved by a court, by reason of acts or omissions of such officer holder in his or her capacity as an office holder of the company;

(b)
reasonable litigation expenses, including attorneys’ fees, actually incurred by such office holder due to an investigation or a proceeding instituted against such office holder by an authority competent to administrate such an investigation or proceeding, and that was finalized without the filing of an indictment against such office holder and without any financial obligation imposed on such office holder in lieu of criminal proceedings, or that was finalized without the filing of an indictment against such office holder but with financial obligation imposed on such office holder in lieu of criminal proceedings of a crime which does not require proof of criminal intent, in each case by reason of acts of such officer holder in his or her capacity as an office holder of the company; and

(c)
reasonable litigation expenses, including attorney’s fees, actually incurred by such office holder or imposed upon him or her by a court, in an action, suit or proceeding brought against him or her by or on behalf of us or by other persons, or in connection with a criminal action from which he or she was acquitted, or in connection with a criminal action which does not require criminal intent in which he was convicted, in each case by reason of acts or omissions of such officer holder in his or her capacity as an office holder.

The Companies Law provides that a company’s articles of association may provide for indemnification of an office holder post-factum and may also provide that a company may undertake to indemnify an office holder in advance, as described in:

i.
sub-section 3(a) above, provided such undertaking is limited to and actually sets forth the types of occurrences, which, in the opinion of the company’s board of directors based on the current activity of the company, are, at the time such undertaking is provided, foreseeable, and to an amount and degree that the board of directors has determined is reasonable for such indemnification under the circumstances; and

ii.	sub-sections 3(b) and 3(c) above.

The Companies Law provides that a company may not indemnify or exempt the liabilities of an office holder or enter into an insurance contract which would provide coverage for the liability of an office holder with respect to the following:

m	a breach of his fiduciary duty, except to the extent described above;
m	a breach of his duty of care, if such breach was done intentionally, recklessly or with disregard of the circumstances of the breach or its consequences, but excluding a breach due to negligence only;
m	an act or omission done with the intent to unlawfully realize personal gain; or
m	a fine or monetary settlement imposed upon him.

Under the Companies Law, the term “office holder” means a director, managing director, general manager, chief executive officer, executive vice president, vice president, other managers directly subordinate to the managing director and any other person fulfilling or assuming any such position or responsibility without regard to such person’s title.

The grant of an exemption, an undertaking to indemnify or indemnification of, and procurement of insurance coverage for, an office holder of a company requires, pursuant to the Companies Law, the approval of our audit committee and board of directors, and, in certain circumstances, including if the office holder is a director, the approval of our shareholders.

On February 27, 2011, an amendment to the Israeli Securities Law- 1968 (the “Israeli Securities Law”) came into effect (the “Securities Law Amendment”), which applies to Israeli public companies, including companies the securities of which are also listed on NASDAQ Global Market. The main purpose of the Securities Law Amendment is creating an administrative enforcement procedure to be used by the Israeli Securities Authority ("ISA") to enhance the efficacy of enforcement in the securities market in Israel. The new administrative enforcement procedure may be applied to any company or person (including director, officer or shareholder of a company) performing any of the actions specifically designated as breaches of law under the Securities Law Amendment.

Under the Securities Law Amendment, a company cannot obtain insurance against or indemnify a third party (including its officers and/or employees) for any administrative procedure and/or monetary fine (other than for certain legal expenses and payments of damages to an injured party).  The Securities Law Amendment permits insurance and/or indemnification for expenses related to an administrative procedure, such as reasonable legal fees, provided that it is permitted under the company's articles of association. In January 2012 each of our Audit Committee and Board of Directors approved a new form of Indemnification Agreement with our directors and officers so as to reflect this amendment, and our shareholders approved these amendments to the Articles of Association and a revised form of Indemnification Agreement for directors at the Annual General Meeting of the Shareholders held on April 11, 2012.

Our Amended and Restated Articles of Association allow us to indemnify and insure our office holders to the fullest extent permitted by the Companies Law and the Israeli Securities Law. We have entered into agreements with our office holders according to which we have undertaken to indemnify them to such extent. We have never had the occasion to indemnify any of our office holders and are not aware of any pending or threatened litigation or proceeding involving any our office holders in which indemnification is sought. We also maintain a directors and officers insurance policy.

Item 7.  Exemption From Registration Claimed.

Not Applicable.

Item 8.  Exhibits.

Exhibit No.	Exhibit
4.1
Amended and Restated Articles of Association, filed as an Exhibit to our registration statement on Form S-8, as filed with the Securities and Exchange Commission on February 11, 2008, and incorporated herein by reference.

4.2
Amendment to Articles of Association of the Registrant, incorporated by reference to Proposal 5 found in Exhibit 2 to the Form 6-K as filed with the Securities and Exchange Commission on March 1, 2012, and incorporated herein by reference.

4.3	Share Option Plan (2004).
5.1	Opinion of Yigal Arnon & Co.
23.1	Consent of Yigal Arnon & Co. (included in the opinion filed as Exhibit 5.1).
23.2	Consent of Somekh Chaikin, Independent Registered Public Accounting Firm.
24.1	Power of Attorney (set forth on signature page).

Item 9.  Undertakings.

 (a)           The undersigned Registrant hereby undertakes:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

(2)           That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

 (b)          The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual reports pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)            Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in such Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8, and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Kfar-Sava, Israel on the 3rd day of December, 2012.

SILICOM LTD.

By:	/s/ Shaike Orbach
Shaike Orbach
Director, President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, each director and officer whose signature appears below constitutes and appoints, Shaike Orbach, Avi Eizenman, Eran Gilad or any of them, his true and lawful attorney-in-fact and agent, with full power of substitution and re-substitution, to sign in any and all capacities any and all amendments or post-effective amendments to this registration statement on Form S-8 and to file the same with all exhibits thereto and other documents in connection therewith with the Securities Exchange Commission, granting such attorneys-in-fact and agents, and each of them, full power and authority to do all such other acts and execute all such other documents as they, or any of them, may deem necessary or desirable in connection with the foregoing, as fully as the undersigned might or could do in person, hereby ratifying and confirming all that such attorneys-in-fact and agents, or any of them, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in their respective capacities and on the respective dates indicated.

Signature	Title	Date
/s/ Avi Eizenman Avi Eizenman	Chairman of the Board	December 2, 2012
/s/ Shaike Orbach Shaike Orbach	Director, President and Chief Executive Officer (Principal Executive Officer)	December 2, 2012

/s/ Eran Gilad Eran Gilad	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	December 2, 2012
/s/ Zohar Zisapel Zohar Zisapel	Director	December 2, 2012
/s/ Ilan Erez Ilan Erez	Director	December 2, 2012
/s/ Einat Domb-Har Einat Domb-Har	Director	December 2, 2012
AUTHORIZED REPRESENTATIVE IN THE UNITED STATES Silicom Connectivity Solutions, Inc. By:/s/ Avi Eizenman Avi Eizenman		December 2, 2012

Exhibit Index

Exhibit No.	Exhibit
4.1
Amended and Restated Articles of Association, filed by us as an Exhibit to our registration statement on Form S-8, as filed with the Securities and Exchange Commission on February 11, 2008, and incorporated herein by reference.

4.2
Amendment to Articles of Association of the Registrant, incorporated by reference to Proposal 5 found in Exhibit 2 to the Form 6-K as filed with the Securities and Exchange Commission on March 1, 2012, and incorporated herein by reference.

4.3	Share Option Plan (2004).
5.1	Opinion of Yigal Arnon & Co.
23.1	Consent of Yigal Arnon & Co. (included in the opinion filed as Exhibit 5.1).
23.2	Consent of Somekh Chaikin, Independent Registered Public Accounting Firm.
24.1	Power of Attorney (set forth on signature page).